State of Delaware
Secretary of State
Division of Corporations
Delivered 02:18 PM 02/26/2015
FILED 02:15 PM 02/26/2015
SRV 150273329 - 5094948 FILE

**CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
TYPE 1 MEDIA, INC.**

Type 1 Media, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "**Corporation**"), does hereby certify that:

FIRST: The name of the Corporation is Type 1 Media, Inc.

SECOND: This Certificate of Amendment (this "**Certificate of Amendment**") amends the provisions of the Corporation's Certificate of Incorporation filed with the Secretary of State on January 12, 2012 (the "**Certificate of Incorporation**").

THIRD: The Article numbered FIRST of the Certificate of Incorporation is hereby amended with the following:

FIRST

The name of the corporation is: Diego Pellicer Worldwide, Inc.

FOURTH: This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall be effective as of 6:01 p.m. EST on the date written below.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 26th day of February, 2015.

By: [signature]
Name: Jonathan White
Title: President